AMENDED AND RESTATED
SEMPRA ENERGY
SEVERANCE PAY AGREEMENT

THIS AGREEMENT (this “Agreement”), dated as of June 27,  2011, is made by and between SEMPRA ENERGY, a California corporation (“Sempra Energy”), and  DEBRA L. REED (the “Executive”).

WHEREAS, Sempra Energy and the Executive entered into the Amended and Restated Sempra Energy Severance Pay Agreement, dated as of November 4, 2008 (the “Prior Agreement”); and

WHEREAS, the Executive has been elected Chief Executive Officer of Sempra Energy, effective as of June 27, 2011; and

WHEREAS, the Executive is currently employed by Sempra Energy or a direct or indirect subsidiary of Sempra Energy (Sempra Energy and its subsidiaries are hereinafter collectively referred to as the “Company”) as  Chief Executive Officer; and

WHEREAS, Sempra Energy and the Executive desire to enter into this Agreement; and

WHEREAS, the Board of Directors of Sempra Energy (the “Board”) has authorized this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the Company and the Executive hereby agree as follows:

Section 1.

Definitions.  For purposes of this Agreement, the following capitalized terms have the meanings set forth below:

“Accounting Firm” has the meaning assigned thereto in Section 9(b) hereof.

“Act” has the meaning assigned thereto in Section 2 hereof.

“Additional Post-Change in Control Severance Payment” has the meaning assigned thereto in Section 6(a) hereof.

“Affiliate” has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act.

“Annual Base Salary” means the  Executive’s annual base salary from the Company.

“Asset Purchaser” has the meaning assigned thereto in Section 16(e).

“Asset Sale” has the meaning assigned thereto in Section 16(e).

“Average Annual Bonus” means the average of the annual bonuses from the Company earned by the Executive with respect to the three (3) fiscal years of the Company immediately preceding the Date of Termination (the “Bonus Fiscal Years”); provided, however, that, if the Executive was employed by the Company during all or any portion of one or two of the Bonus Fiscal Years (but not three of the Bonus Fiscal Years), “Average Annual Bonus” means the average of the annual bonuses (if any) from the Company earned by the Executive with respect to the Bonus Fiscal Years during all or any portion of which the Executive was employed by the Company; and, provided, further, that, if the Executive was not employed by the Company during all or any portion of any of the Bonus Fiscal Years, “Average Annual Bonus” means zero.

“Beneficial Owner” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

“Cause” means:

(a)

Prior to a Change in Control, (i) the willful failure by the  Executive to substantially perform the  Executive’s duties with the Company (other than any such failure resulting from the  Executive’s incapacity due to physical or mental illness, (ii) the grossly negligent performance of such obligations referenced in clause (i) of this definition, (iii) the  Executive’s gross insubordination; and/or (iv) the  Executive’s commission of one or more acts of moral turpitude that constitute a violation of applicable law (including but not limited to a felony) which have or result in an adverse effect on the Company, monetarily or otherwise, or one or more significant acts of dishonesty.  For purposes of clause (i) of this subsection (a), no act, or failure to act, on the  Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the  Executive not in good faith and without reasonable belief that the  Executive’s act, or failure to act, was in the best interests of the Company.

(b)

From and after a Change in Control, (i) the willful and continued failure by the  Executive to substantially perform the  Executive’s duties with the Company (other than any such failure resulting from the  Executive’s incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination for Good Reason by the  Executive pursuant to Section 3 hereof) and/or (ii) the  Executive’s commission of one or more acts of moral turpitude that constitute a violation of applicable law (including but not limited to a felony) which have or result in an adverse effect on the Company, monetarily or otherwise, or one or more significant acts of dishonesty.  For purposes of clause (i) of this subsection (b), no act, or failure to act, on the  Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the  Executive not in good faith and without reasonable belief that the  Executive’s act, or failure to act, was in the best interests of the Company.  Notwithstanding the foregoing, the  Executive shall not be deemed terminated for Cause pursuant to clause (i) of this subsection (b) unless and until the  Executive shall have been provided with reasonable notice of and, if possible, a reasonable opportunity to cure the facts and circumstances claimed to provide a basis for termination of the  Executive’s employment for Cause.

“Change in Control” shall be deemed to have occurred on the date that a change in the ownership of Sempra Energy, a change in the effective control of Sempra Energy, or a change in the ownership of a substantial portion of assets of Sempra Energy occurs (each, as defined in subsection (a) below), except as otherwise provided in subsections (b), (c) and (d) below:

(a)

(i)

a “change in the ownership of Sempra Energy” occurs on the date that any one person, or more than one person acting as a group, acquires ownership of stock of Sempra Energy that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of Sempra Energy,

(ii)

a “change in the effective control of Sempra Energy” occurs only on either of the following dates:

(A)

the date any one person, or more than one person acting as a group, acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of Sempra Energy possessing thirty percent (30%) or more of the total voting power of the stock of Sempra Energy, or

(B)

the date a majority of the members of the Board is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of appointment or election, and

(iii)

a “change in the ownership of a substantial portion of assets of Sempra Energy” occurs on the date any one person, or more than one person acting as a group, acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from Sempra Energy that have a total gross fair market value equal to or more than eighty-five percent (85%) of the total gross fair market value of all of the assets of Sempra Energy immediately before such acquisition or acquisitions.

(b)

A “change in the ownership of Sempra Energy” or “a change in the effective control of Sempra Energy” shall not occur under clause (a)(i) or (a)(ii) by reason of any of the following:

(i)

an acquisition of ownership of stock of Sempra Energy directly from Sempra Energy or its Affiliates other than in connection with the acquisition by Sempra Energy or its Affiliates of a business,

(ii)

a merger or consolidation which would result in the voting securities of Sempra Energy outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company, at least sixty percent (60%) of the combined voting power of the securities of Sempra Energy or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or

(iii)

a merger or consolidation effected to implement a recapitalization of Sempra Energy (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of Sempra Energy (not including the securities beneficially owned by such Person any securities acquired directly from Sempra Energy or its Affiliates other than in connection with the acquisition by Sempra Energy or its Affiliates of a business) representing twenty percent (20%) or more of the combined voting power of Sempra Energy’s then outstanding securities.

(c)

A “change in the ownership of a substantial portion of assets of Sempra Energy” shall not occur under clause (a)(iii) by reason of a sale or disposition by Sempra Energy of the assets of Sempra Energy to an entity, at least sixty percent (60%) of the combined voting power of the voting securities of which are owned by shareholders of Sempra Energy in substantially the same proportions as their ownership of Sempra Energy immediately prior to such sale.

(d)

This definition of “Change in Control” shall be limited to the definition of a “change in control event” relating to Sempra Energy under Treasury Regulation Section 1.409A-3(i)(5).  A “Change in Control” shall only occur if there is a “change in control event” relating to Sempra Energy under Treasury Regulation Section 1.409A-3(i)(5) with respect to the Executive.

“Change in Control Date” means the date on which a Change in Control occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Compensation Committee” means the compensation committee of the Board.

“Consulting Period” has the meaning assigned thereto in Section 14(e) hereof.

“Date of Termination” has the meaning assigned thereto in Section 3(b) hereof.

“Deferred Compensation Plan” has the meaning assigned thereto in Section 5(f) hereof.

“Disability” has the meaning set forth in the Company’s long-term disability plan or its successor; provided, however, that the Board may not terminate the  Executive’s employment hereunder by reason of Disability unless (i) at the time of such termination there is no reasonable expectation that the  Executive will return to work within the next ninety (90) day period and (ii) such termination is permitted by all applicable disability laws.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the applicable rulings and regulations thereunder.

“Effective Date” means February 18, 2005.

“Excise Tax” has the meaning assigned thereto in Section 9(a) hereof.

“Good Reason” means:

(a)

Prior to a Change in Control, the occurrence of any of the following without the prior written consent of the  Executive, unless such act or failure to act is corrected by the Company prior to the Date of Termination specified in the Notice of Termination (as required under Section 3 hereof):

(i)

the assignment to the  Executive of any duties materially inconsistent with the range of duties and responsibilities appropriate to a senior Executive within the Company (such range determined by reference to past, current and reasonable practices within the Company);

(ii)

a material reduction in the  Executive’s overall standing and responsibilities within the Company, but not including (A) a mere change in title or (B) a transfer within the Company, which, in the case of both (A) and (B), does not adversely affect the  Executive’s overall status within the Company;

(iii)

a material reduction by the Company in the  Executive’s aggregate annualized compensation and benefits opportunities, except for across-the-board reductions (or modifications of benefit plans) similarly affecting all similarly situated executives (both of the Company and of any Person then in control of the Company) of comparable rank with the  Executive;

(iv)

the failure by the Company to pay to the  Executive any portion of the  Executive’s current compensation and benefits or any portion of an installment of deferred compensation under any deferred compensation program of the Company within thirty (30) days of the date such compensation is due;

(v)

any purported termination of the  Executive’s employment that is not effected pursuant to a Notice of Termination satisfying the requirements of Section 3 hereof; for purposes of this Agreement, no such purported termination shall be effective;

(vi)

the failure by Sempra Energy to perform its obligations under Section 16(c), (d) or (e) hereof;

(vii)

the failure by the Company to provide the indemnification and D&O insurance protection Section 11 of this Agreement requires it to provide; or

(viii)

the failure by Sempra Energy to comply with any material provision of this Agreement.

(b)

From and after a Change in Control, the occurrence of any of the following without the prior written consent of the  Executive, unless such act or failure to act is corrected by the Company prior to the Date of Termination specified in the Notice of Termination (as required under Section 3 hereof):

(i)

an adverse change in the  Executive’s title, authority, duties, responsibilities or reporting lines as in effect immediately prior to the Change in Control;

(ii)

a reduction by the Company in the  Executive’s aggregate annualized compensation opportunities, except for across-the-board reductions in base salaries, annual bonus opportunities or long-term incentive compensation opportunities of less than ten percent (10%) similarly affecting all similarly situated executives (both of the Company and of any Person then in control of the Company) of comparable rank with the  Executive; or the failure by the Company to continue in effect any material benefit plan in which the  Executive participates immediately prior to the Change in Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue the  Executive's participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of the  Executive's participation relative to other participants, as existed at the time of the Change in Control;

(iii)

the relocation of the  Executive’s principal place of employment immediately prior to the Change in Control Date (the “Principal Location”) to a location which is both further away from the  Executive’s residence and more than thirty (30) miles from such Principal Location, or the Company’s requiring the  Executive to be based anywhere other than such Principal Location (or permitted relocation thereof), or a substantial increase in the  Executive’s business travel obligations outside of the Southern California area as of the Effective Date other than any such increase that (A) arises in connection with extraordinary business activities of the Company of limited duration and (B) is understood not to be part of the  Executive’s regular duties with the Company;

(iv)

the failure by the Company to pay to the  Executive any portion of the  Executive’s current compensation and benefits or any portion of an installment of deferred compensation under any deferred compensation program of the Company within thirty (30) days of the date such compensation is due;

(v)

any purported termination of the  Executive’s employment that is not effected pursuant to a Notice of Termination satisfying the requirements of Section 3 hereof; for purposes of this Agreement, no such purported termination shall be effective;

(vi)

the failure by Sempra Energy to perform its obligations under Section 16(c), (d) or (e) hereof;

(vii)

the failure by the Company to provide the indemnification and D&O insurance protection Section 11 of this Agreement requires it to provide; or

(viii)

the failure by Sempra Energy to comply with any material provision of this Agreement.

Following a Change in Control, the  Executive’s determination that an act or failure to act constitutes Good Reason shall be presumed to be valid unless such determination is deemed to be unreasonable by an arbitrator pursuant to the procedure described in Section 13 hereof.  The  Executive’s right to terminate the  Executive’s employment for Good Reason shall not be affected by the  Executive’s incapacity due to physical or mental illness.  The  Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.

“Incentive Compensation Awards” means awards granted under Incentive Compensation Plans providing the Executive with the opportunity to earn, on a year-by-year basis, annual and long-term incentive compensation.

“Incentive Compensation Plans” means annual incentive compensation plans and long-term incentive compensation plans of the Company, which long-term incentive compensation plans may include plans offering stock options, restricted stock and other long-term incentive compensation.

“Involuntary Termination” means (a) the  Executive’s Separation from Service by reason of a termination of employment by the Company other than for Cause, death, or Disability, or (b) the  Executive’s Separation from Service by reason of resignation of employment with the Company for Good Reason.

“JAMS Rules” has the meaning assigned thereto in Section 13 hereof.

“Notice of Termination” has the meaning assigned thereto in Section 3(a) hereof.

“Payment” has the meaning assigned thereto in Section 9(a) hereof.

“Payment in Lieu of Notice” has the meaning assigned thereto in Section 3(b) hereof.

“Person” has the meaning set forth in section 3(a)(9) of the Exchange Act, as modified and used in sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its Affiliates, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company, or (v) a person or group as used in Rule 13d-1(b) promulgated under the Exchange Act.

“Post-Change in Control Accrued Obligations” has the meaning assigned thereto in Section 6(a) hereof.

“Post-Change in Control Severance Payment” has the meaning assigned thereto in Section 6 hereof.

“Pre-Change in Control Accrued Obligations” has the meaning assigned thereto in Section 5(a) hereof.

“Pre-Change in Control Severance Payment” has the meaning assigned thereto in Section 5 hereof.

“Principal Location” has the meaning assigned thereto in clause (b)(iii) of the definition of Good Reason, above.

“Proprietary Information” has the meaning assigned thereto in Section 14(a) hereof.

“Release” has the meaning assigned thereto in Section 14(d) hereof.

“Section 409A Payments” means any of the following:  (a) the Payment in Lieu of Notice, (b) the Pre-Change in Control Severance Payment, (c) the Post-Change in Control Severance Payment, (d) the Additional Post-Change in Control Severance Payment, (e) the Consulting Payment, (f) the payment under Section 6(b) (but only to the extent such payment or portion thereof is subject to Section 409A of the Code), (g) the financial planning services provided under Sections 5(e) and 6(f),  and (h) the legal fees and expenses reimbursed under Section 15.

“Sempra Energy Control Group” means Sempra Energy and all persons with whom Sempra Energy would be considered a single employer under Section 414(b) or 414(c) of the Code, as determined from time to time.

“Separation from Service”, with respect to the  Executive (or another Service Provider), means the  Executive’s (or such Service Provider’s) (a) termination of employment or (b) other termination or reduction in services, provided that such termination or reduction in clause (a) or (b) constitutes a “separation from service,” as defined in Treasury Regulation Section 1.409A-1(h), with respect to the Service Recipient.

“SERP” has the meaning assigned thereto in Section 6(b) hereof.

“Service Provider” means the  Executive or any other “service provider,” as defined in Treasury Regulation Section 1.409A-1(f).

“Service Recipient,” with respect to the  Executive, means Sempra Energy (if the Executive is employed by Sempra Energy), or the subsidiary of Sempra Energy employing the Executive, whichever is applicable, and all persons considered part of the “service recipient,” as defined in Treasury Regulation Section 1.409A-1(g), as determined from time to time.  As provided in Treasury Regulation Section 1.409A-1(g), the “Service Recipient” shall mean the person for whom the services are performed and with respect to whom the legally binding right to compensation arises, and all persons with whom such person would be considered a single employer under Section 414(b) or 414(c) of the Code.

“Specified Employee” means a Service Provider who, as of the date of the Service Provider’s Separation from Service is a “Key Employee” of the Service Recipient any stock of which is publicly traded on an established securities market or otherwise.  For purposes of this definition, a Service Provider is a “Key Employee” if the Service Provider meets the requirements of Section 416(i)(1)(A)(i), (ii) or (iii) of the Code (applied in accordance with the Treasury Regulations thereunder and disregarding Section 416(i)(5) of the Code) at any time during the Testing Year.  If a Service Provider is a “Key Employee” (as defined above) as of a Specified Employee Identification Date, the Service Provider shall be treated as “Key Employee” for the entire twelve (12) month period beginning on the Specified Employee Effective Date.  For purposes of this definition, a Service Provider’s compensation for a Testing Year shall mean such Service Provider’s compensation, as determined under Treasury Regulation Section 1.415(c)-2(a) (and applied as if the Service Recipient were not using any safe harbor provided in Treasury Regulation Section 1.415(c)-2(d), were not using any of the elective special timing rules provided in Treasury Regulation Section 1.415(c)-2(e), and were not using any of the elective special rules provided in Treasury Regulation Section 1.415(c)-2(g)), from the Service Recipient for such Testing Year.  The “Specified Employees” shall be determined in accordance with Section 409A(a)(2)(B)(i) of the Code and Treasury Regulation Section 1.409A-1(i).

“Specified Employee Effective Date” means the first day of the fourth month following the Specified Employee Identification Date.  The Specified Employee Effective Date may be changed by Sempra Energy, in its discretion, in accordance with Treasury Regulation Section 1.409A-1(i)(4).

“Specified Employee Identification Date”, for purposes of Treasury Regulation Section 1.409A-1(i)(3), shall mean December 31.  The “Specified Employee Identification Date” shall apply to all “nonqualified deferred compensation plans” (as defined in Treasury Regulation Section 1.409A-1(a)) of the Service Recipient and all affected Service Providers.  The “Specified Employee Identification Date” may be changed by Sempra Energy, in its discretion, in accordance with Treasury Regulation Section 1.409A-1(i)(3).

“Testing Year” shall mean the twelve (12) month period ending on the Specified Employee Identification Date, as determined from time to time.

“Underpayment” has the meaning assigned thereto in Section 9(b) hereof.

For purposes of this Agreement, references to any “Treasury Regulation” shall mean such Treasury Regulation as in effect on the date hereof.

Section 2.

Sarbanes-Oxley Act of 2002.  Notwithstanding anything herein to the contrary, if the Company determines, in its good faith judgment, that any provision of this Agreement is likely to be interpreted as a personal loan prohibited by the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder (the “Act”), then such provision shall be modified as necessary or appropriate so as to not violate the Act; and if this cannot be accomplished, then the Company shall use its reasonable efforts to provide the  Executive with similar, but lawful, substitute benefit(s) at a cost to the Company not to significantly exceed the amount the Company would have otherwise paid to provide such benefit(s) to the  Executive.  In addition, if the  Executive is required to forfeit or to make any repayment of any compensation or benefit(s) to the Company under the Act or any other law, such forfeiture or repayment shall not constitute Good Reason.

Section 3.

Notice and Date of Termination

(a)

Any termination of the  Executive’s employment by the Company or by the  Executive shall be communicated by a written notice of termination to the other party (the “Notice of Termination”).  Where applicable, the Notice of Termination shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the  Executive’s employment under the provision so indicated.  Unless the Board determines otherwise, a Notice of Termination by the  Executive alleging a termination for Good Reason must be made within 180 days of the act or failure to act that the  Executive alleges to constitute Good Reason.

(b)

The date of the  Executive’s termination of employment with the Company (the “Date of Termination”) shall be determined as follows:  (i) if the  Executive has a Separation from Service by reason of the Company terminating his or her employment, either with or without Cause, the Date of Termination shall be the date specified in the Notice of Termination (which, in the case of a termination by the Company other than for Cause, shall not be less than two (2) weeks from the date such Notice of Termination is given unless the Company elects to pay the  Executive, in addition to any other amounts payable hereunder, an amount (the “Payment in Lieu of Notice”) equal to two (2) weeks of the  Executive’s Annual Base Salary in effect on the Date of Termination), and (ii) if the basis for the  Executive’s Involuntary Termination is his or her resignation for Good Reason, the Date of Termination shall be determined by the  Executive and specified in the Notice of Termination, but shall not in any event be less than fifteen (15) days nor more than sixty (60) days after the date such Notice of Termination is given.   The Payment in Lieu of Notice shall be paid on such date as is determined by the Company within thirty (30) days after the date of the Executive’s Separation from Service; provided, however, that if the Executive is a Specified Employee on the date of his or her Separation from Service, such Payment in Lieu of Notice shall be paid as provided in Section 10 hereof.

Section 4.

Termination from the Board.  Upon the termination of the  Executive’s employment for any reason, the  Executive’s membership on the Board, the board of directors of any of the Company’s Affiliates, any committees of the Board and any committees of the board of directors of any of the Company’s Affiliates, if applicable, shall be automatically terminated.

Section 5.

Severance Benefits upon Involuntary Termination Prior to Change in Control ..  Except as provided in Section 6 and Section 19(i) hereof, in the event of the Involuntary Termination of the  Executive prior to a Change in Control, the Company shall pay the  Executive, in one lump sum cash payment, an amount (the “Pre-Change in Control Severance Payment”) equal to the greater of:  (X) 210% of the Executive’s Annual Base Salary as in effect on the Date of Termination, and (Y) the Executive’s Annual Base Salary as in effect on the Date of Termination, plus the Executive’s Average Annual Bonus.  In addition to the Pre-Change in Control Severance Payment, the  Executive shall be entitled to the following additional benefits specified in subsections (a) through (e).  Except as provided in Section 5(f), the Pre-Change in Control Severance Payment and the payment under Section 5(a) shall be paid on such date as is determined by the Company within thirty (30) days after the date of the Involuntary Termination; provided, however, that, if the  Executive is a Specified Employee on the date of the  Executive’s Involuntary Termination, the Pre-Change in Control Severance Payment and the financial planning services under Section 5(e) shall be paid as provided in Section 10 hereof.

(a)

Accrued Obligations.  The Company shall pay the  Executive a lump sum amount in cash equal to the sum of (A) the  Executive’s Annual Base Salary through the Date of Termination to the extent not theretofore paid, (B) an amount equal to any annual Incentive Compensation Awards earned with respect to fiscal years ended prior to the year that includes the Date of Termination to the extent not theretofore paid, (C) any accrued and unpaid vacation, if any, and (D) reimbursement for unreimbursed business expenses, if any, properly incurred by the  Executive in the performance of his or her duties in accordance with policies established from time to time by the Board, in each case to the extent not theretofore paid.  (The amounts specified in clauses (A), (B), (C) and (D) shall be hereinafter referred to as the “Pre-Change in Control Accrued Obligations”).

(b)

Equity Based Compensation.  The  Executive shall retain all rights to any equity-based compensation awards to the extent set forth in the applicable plan and/or award agreement.

(c)

Welfare Benefits.  Subject to Section 12 below, for a period of twelve (12) months following the date of the Involuntary Termination (and an additional twelve (12) months if the  Executive provides consulting services under Section 14(e) hereof), the  Executive and his or her dependents shall be provided with health insurance benefits substantially similar to those provided to the  Executive and his or her dependents immediately prior to the date of the Involuntary Termination; provided, however, that such benefits shall be provided on substantially the same terms and conditions and at the same cost to the  Executive as in effect immediately prior to the date of the Involuntary Termination.  Such benefits shall be provided through insurance maintained by the Company under the Company’s benefit plans.  Such benefits shall be provided in a manner that complies with Treasury Regulation Section 1.409A-1(a)(5).

(d)

Outplacement Services.  The  Executive shall receive reasonable outplacement services, on an in-kind basis, suitable to his or her position and directly related to the  Executive’s Involuntary Termination, for a period of twenty-four (24) months following the date of the Involuntary Termination, in an aggregate amount of cost to the Company not to exceed $50,000.  Notwithstanding the foregoing, the  Executive shall cease to receive outplacement services on the date the  Executive accepts employment with a subsequent employer.  Such outplacement services shall be provided in a manner that complies with Treasury Regulation Section 1.409A-1(b)(9)(v)(A).

(e)

Financial Planning Services.  The  Executive shall receive financial planning services, on an in-kind basis, for a period of twenty-four (24) months following the Date of Termination.  Such financial planning services shall include expert financial and legal resources to assist the Executive with financial planning needs and shall be limited to (i) current investment portfolio management, (ii) tax planning, (iii) tax return preparation, and (iv) estate planning advice and document preparation (including wills and trusts); provided, however, that the Company shall provide such financial planning services during any taxable year of the Executive only to the extent the cost to the Company for such taxable year does not exceed $25,000.  The Company shall provide such financial planning services through a financial planner selected by the Company, and shall pay the fees for such financial planning services.  The financial planning services provided during any taxable year of the  Executive shall not affect the financial planning services provided in any other taxable year of the  Executive.  The  Executive’s right to financial planning services shall not be subject to liquidation or exchange for any other benefit.  Such financial planning services shall be provided in a manner that complies with Treasury Regulation Section 1.409A-3(i)(1)(iv).

(f)

Deferral of Payments.  The  Executive shall have the right to elect to defer the Pre-Change in Control Severance Payment to be received by the  Executive pursuant to this Section 5 under the terms and conditions of the Sempra Energy 2005 Deferred Compensation Plan (the “Deferred Compensation Plan”).  Any such deferral election shall be made in accordance with Section 18(b) hereof.

Section 6.

Severance Benefits upon Involuntary Termination in Connection with and after Change in Control ..  Notwithstanding the provisions of Section 5 above, and except as provided in Section 19(i) hereof, in the event of the Involuntary Termination of the  Executive on or within two (2) years following a Change in Control, in lieu of the payments described in Section 5 above, the Company shall pay the  Executive, in one lump sum cash payment, an amount (the “Post-Change in Control Severance Payment”) equal to two times the greater of:  (X)  210% of the Executive’s Annual Base Salary as in effect immediately prior to the Change in Control or the Date of Termination, whichever is greater, and (Y) the Executive’s Annual Base Salary as in effect immediately prior to the Change in Control or on the Date of Termination, whichever is greater, plus the Executive’s Average Annual Bonus.  In addition to the Post-Change in Control Severance Payment, the  Executive shall be entitled to the following additional benefits specified in subsections (a) through (f).  Except as provided in Sections 6(g) and 6(h), the Post-Change in Control Severance Payment and the payments under Sections 6(a) and (b) shall be paid on such date as is determined by the Company within thirty (30) days after the date of the Involuntary Termination; provided, however, that, if the  Executive is a Specified Employee on the date of the  Executive’s Involuntary Termination, the Post-Change in Control Severance Payment, the Additional Post-Change in Control Severance Payment under Section 6(a)(E), the payment under Section 6(b) (but only to the extent such payment or portion thereof is subject to Section 409A of the Code), and the financial planning services  under Section 6(f) shall be paid as provided in Section 10 hereof.

(a)

Accrued Obligations.  The Company shall pay the  Executive a lump sum amount in cash equal to the sum of (A) the  Executive’s Annual Base Salary through the Date of Termination to the extent not theretofore paid, (B) an amount equal to any annual Incentive Compensation Awards earned with respect to fiscal years ended prior to the year that includes the Date of Termination to the extent not theretofore paid, (C) any accrued and unpaid vacation, if any, (D) reimbursement for unreimbursed business expenses, if any, properly incurred by the  Executive in the performance of his or her duties in accordance with policies established from time to time by the Board, and (E) an amount (the “Additional Post-Change in Control Severance Payment”) equal to:  (i) the greater of:  (X) 110% of the Executive’s Annual Base Salary as in effect immediately prior to the Change in Control or on the Date of Termination, whichever is greater, or (Y) the Executive’s Average Annual Bonus, multiplied by (ii) a fraction, the numerator of which shall be the number of days from the beginning of such fiscal year to and including the Date of Termination and the denominator of which shall be 365, in the case of each amount described in clause (A), (B), (C) or (D) to the extent not theretofore paid.  (The amounts specified in clauses (A), (B), (C), (D) and (E) shall be hereinafter referred to as the “Post-Change in Control Accrued Obligations”).

(b)

Pension Supplement.  The  Executive shall be entitled to receive a Supplemental Retirement Benefit under the Sempra Energy Supplemental Executive Retirement Plan, as in effect from time to time (“SERP”), determined in accordance with this Section 6(b), in the event that the Executive is a “Participant” (as defined in the SERP) as of the Date of Termination.  Such Supplemental Retirement Benefit shall be determined by crediting the Executive with additional months of Service (if any) equal to the number of full calendar months from the Date of Termination to the date on which the Executive would have attained age 62.  The Executive shall be entitled to receive such Supplemental Retirement Benefit without regard to whether the Executive has attained age 55 or completed five years of “Service” (as defined in the SERP) as of the Date of Termination.  The Executive shall be treated as qualified for “Retirement” (as defined in the SERP) as of the Date of Termination, and the Executive’s Vesting Factor with respect to the Supplemental Retirement Benefit shall be 100%.  The Executive’s Supplemental Retirement Benefit shall be calculated based on the Executive’s actual age as of the date of commencement of payment of such Supplemental Retirement Benefit (the “SERP Distribution Date”), and by applying the applicable early retirement factors under the SERP, if the Executive has not attained age 62 but has attained age 55 as of the SERP Distribution Date.  If the Executive has not attained age 55 as of the SERP Distribution Date, the Executive’s Supplemental Retirement Benefit shall be calculated by applying the applicable early retirement factor under the SERP for age 55, and the Supplemental Retirement Benefit otherwise payable at age 55 shall be actuarially adjusted to the Executive’s actual age as of the SERP Distribution Date using the following actuarial assumptions:  (i) the applicable mortality table promulgated by the Internal Revenue Service under Section 417(e)(3) of the Code, as in effect on the first day of the calendar year in which the SERP Distribution Date occurs, and (ii) the applicable interest rate promulgated by the Internal Revenue Service under Section 417(a)(3) of the Code for the November next preceding the first day of the calendar year in which the SERP Distribution Date occurs.  The Executive’s Supplemental Retirement Benefit shall be determined in accordance with this Section 6(b), notwithstanding any contrary provisions of the SERP and, to the extent subject to Section 409A of the Code, shall be paid in accordance with Treasury Regulation Section 1.409A-3(c)(1).  The Supplemental Retirement Benefit paid to or on behalf of the Executive in accordance with this Section 6(b) shall be in full satisfaction of any and all of the benefits payable to or on behalf of the Executive under the SERP.

(c)

Equity-Based Compensation.  Notwithstanding the provisions of any applicable equity-compensation plan or award agreement to the contrary, all equity-based Incentive Compensation Awards (including, without limitation, stock options, stock appreciation rights, restricted stock awards, restricted stock units, performance share awards, awards covered under Section 162(m) of the Code, and dividend equivalents) held by the  Executive shall immediately vest and become exercisable or payable, as the case may be, as of the Date of Termination, to be exercised or paid, as the case may be, in accordance with the terms of the applicable Incentive Compensation Plan and Incentive Compensation Award agreement, and any restrictions on any such Incentive Compensation Awards shall automatically lapse; provided, however, that any such stock option or stock appreciation rights awards granted on or after June 26, 1998 shall remain outstanding and exercisable until the earlier of (A) the later of eighteen (18) months following the Date of Termination or the period specified in the applicable Incentive Compensation Award agreements or (B) the expiration of the original term of such Incentive Compensation Award (or, if earlier, the tenth anniversary of the original date of grant) (it being understood that all Incentive Compensation Awards granted prior to or after June 26, 1998 shall remain outstanding and exercisable for a period that is no less than that provided for in the applicable agreement in effect as of the date of grant).

(d)

Welfare Benefits.  Subject to Section 12 below, for a period of twenty-four (24) months following the date of Involuntary Termination (and an additional twelve (12) months if the  Executive provides consulting services under Section 14(e) hereof), the  Executive and his or her dependents shall be provided with life, disability, accident and health insurance benefits substantially similar to those provided to the  Executive and his or her dependents immediately prior to the date of Involuntary Termination or the Change in Control Date, whichever is more favorable to the  Executive; provided, however, that such benefits shall be provided on substantially the same terms and conditions and at the same cost to the  Executive as in effect immediately prior to the date of Involuntary Termination or the Change in Control Date, whichever is more favorable to the  Executive.  Such benefits shall be provided through insurance maintained by the Company under the Company benefit plans.  Such benefits shall be provided in a manner that complies with Treasury Regulation Section 1.409A-1(a)(5).

(e)

Outplacement Services.  The  Executive shall receive reasonable outplacement services, on an in-kind basis, suitable to his or her position and directly related to the  Executive’s Involuntary Termination, for a period of thirty-six (36) months following the date of Involuntary Termination (but in no event beyond the last day of the  Executive’s second taxable year following the  Executive’s taxable year in which the Involuntary Termination occurs), in the aggregate amount of cost to the Company not to exceed $50,000.  Notwithstanding the foregoing, the  Executive shall cease to receive outplacement services on the date the  Executive accepts employment with a subsequent employer.  Such outplacement services shall be provided in a manner that complies with Treasury Regulation Section 1.409A-1(b)(9)(v)(A).

(f)

Financial Planning Services.  The  Executive shall receive financial planning services, on an in-kind basis, for a period of thirty-six (36) months following the date of Involuntary Termination.  Such financial planning services shall include expert financial and legal resources to assist the Executive with financial planning needs and shall be limited to (i) current investment portfolio management, (ii) tax planning, (iii) tax return preparation, and (iv) estate planning advice and document preparation (including wills and trusts); provided, however, that the Company shall provide such financial services during any taxable year of the Executive only to the extent the cost to the Company for such taxable year does not exceed $25,000.  The Company shall provide such financial planning services through a financial planner selected by the Company, and shall pay the fees for such financial planning services.  The financial planning services provided during any taxable year of the  Executive shall not affect the financial planning services provided in any other taxable year of the  Executive.  The  Executive’s right to financial planning services shall not be subject to liquidation or exchange for any other benefit.  Such financial planning services shall be provided in a manner that complies with Section 1.409A-3(i)(1)(iv).

(g)

Involuntary Termination in Connection with a Change in Control.  Notwithstanding anything contained herein, in the event of an Involuntary Termination prior to a Change in Control, if the Involuntary Termination (1) was at the request of a third party who has taken steps reasonably calculated to effect such Change in Control or (2) otherwise arose in connection with or in anticipation of such Change in Control, then the  Executive shall, in lieu of the payments described in Section 5 hereof, be entitled to the Post-Change in Control Severance Payment and the additional benefits described in this Section 6 as if such Involuntary Termination had occurred within two (2) years following the Change in Control.  The amounts specified in Section 6 that are to be paid under this Section 6(g) shall be reduced by any amount previously paid under Section 5.  The amounts to be paid under this Section 6(g) shall be paid within thirty (30) days after the Change in Control Date of such Change in Control.

(h)

Deferral of Payments.  The  Executive shall have the right to elect to defer the Post-Change in Control Severance Payment to be received by the  Executive pursuant to this Section 6 under the terms and conditions of the Deferred Compensation Plan.  Any such deferral election shall be made in accordance with Section 18(b) hereof.

Section 7.

Severance Benefits upon Termination by the Company for Cause or by the  Executive Other than for Good Reason.  If the  Executive’s employment shall be terminated for Cause, or if the  Executive terminates employment other than for Good Reason, the Company shall have no further obligations to the  Executive under this Agreement other than the Pre-Change in Control Accrued Obligations and any amounts or benefits described in Section 11 hereof.

Section 8.

Severance Benefits upon Termination due to Death or Disability.  If the  Executive has a Separation from Service by reason of death or Disability, the Company shall pay the  Executive or his or her estate, as the case may be, the Post-Change in Control Accrued Obligations (without regard to whether a Change in Control has occurred) and any amounts or benefits described in Section 11 hereof.  Such payments shall be in addition to those rights and benefits to which the  Executive or his or her estate may be entitled under the relevant Company plans or programs.  Such payments shall be paid on such date as determined by the Company within thirty (30) days after the date of the Separation from Service; provided, however, that if the  Executive is a Specified Employee on the date of the  Executive’s Separation from Service by reason of Disability, the Additional Post-Change in Control Severance Payment under Section 6(a)(E) shall be paid as provided in Section 10 hereof.

Section 9.

Limitations on Payments by the Company.

(a)

Anything in this Agreement to the contrary notwithstanding and except as set forth in this Section 9 below, in the event it shall be determined that any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the  Executive, whether paid or payable pursuant to this Agreement or otherwise (the “Payment”) would be subject (in whole or in part) to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then, subject to subsection (b), the Pre-Change in Control Severance Payment or the Post-Change in Control Severance Payment, whichever is applicable (the “Severance Payment”), payable under this Agreement shall be reduced under this subsection (a) to the amount equal to the Reduced Payment.  For the Severance Payment payable under this Agreement, the “Reduced Payment” shall be the amount equal to the greatest portion of the Severance Payment (which may be zero) that, if paid, would result in no portion of any Payment being subject to the Excise Tax.

(b)

The Severance Benefit payable under this Agreement shall not be reduced under subsection (a) if:

(i)

such reduction in such Severance Payment is not sufficient to cause no portion of any Payment to be subject to the Excise Tax, or

(ii)

the Net After-Tax Unreduced Payments (as defined below) would equal or exceed one hundred and five percent (105%) of the Net After-Tax Reduced Payments (as defined below).

For purposes of determining the amount of any Reduced Payment under subsection (a), and the Net-After Tax Reduced Payments and the Net After-Tax Unreduced Payments, the Executive shall be considered to pay federal, state and local income and employment taxes at the Executive’s applicable marginal rates taking into consideration any reduction in federal income taxes which could be obtained from the deduction of state and local income taxes, and any reduction or disallowance of itemized deductions and personal exemptions under applicable tax law).  The applicable federal, state and local income and employment taxes and the Excise Tax (to the extent applicable) are collectively referred to as the “Taxes”.

(c)

The following definitions shall apply for purposes of this Section 9:

(i)

“Net After-Tax Reduced Payments” shall mean the total amount of all Payments that the Executive would retain, on a Net After-Tax Basis, in the event that the Severance Payment payable under this Agreement is reduced pursuant to subsection (a).

(ii)

“Net After-Tax Unreduced Payments” shall mean the total amount of all Payments that the Executive would retain, on a Net After-Tax Basis, in the event that the Severance Payment payable under this Agreement is not reduced pursuant to subsection (a).

(iii)

“Net After-Tax Basis” shall mean, with respect to the Payments, either with or without reduction under subsection (a) (as applicable), the amount that would be retained by the Executive from such Payments after the payment of all Taxes.  In the case of a Payment subject to Treasury Regulation Section 1.280G-1 A-24(b) or (c), the “Net After-Tax Basis” of such Payment shall be determined based on the amount that would be retained by the Executive from the full amount of such Payment after the payment of all Taxes.

(d)

All determinations required to be made under this Section 9 and the assumptions to be utilized in arriving at such determinations, shall be made by a nationally recognized accounting firm as may be agreed by the Company and the Executive (the “Accounting Firm”); provided, that the Accounting Firm’s determination shall be made based upon “substantial authority” within the meaning of Section 6662 of the Code.  The Accounting Firm shall provide detailed supporting calculations to both the Company and the Executive within fifteen (15) business days of the receipt of notice from the Executive that there has been a Payment or such earlier time as is requested by the Company.  All fees and expenses of the Accounting Firm shall be borne solely by the Company.  Any determination by the Accounting Firm shall be binding upon the Company and the Executive.  For purposes of determining whether and the extent to which the Payments will be subject to the Excise Tax, (i) no portion of the Payments the receipt or enjoyment of which the Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account, (ii) no portion of the Payments shall be taken into account which, in the written opinion of the Accounting Firm, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Payments shall be taken into account which, in the opinion of the Accounting Firm, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the base amount (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation, and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Payments shall be determined by the Accounting Firm in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

Section 10.

Delayed Distribution under Section 409A of the Code.  If the  Executive is a Specified Employee on the date of the  Executive’s Involuntary Termination (or on the date of the Executive’s Separation from Service by reason of Disability), the Section 409A Payments, and any other payments or benefits under this Agreement subject to Section 409A of the Code, shall be delayed in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, and such payments or benefits shall be paid or distributed to the  Executive during the thirty (30) day period commencing on the earlier of (a) the expiration of the six-month period measured from the date of the  Executive’s Separation from Service or (b) the date of the Executive’s death.  Upon the expiration of the applicable six-month period under Section 409A(a)(2)(B)(i) of the Code, all payments deferred pursuant to this Section 10 (excluding in-kind benefits) shall be paid in a lump sum payment to the  Executive, plus interest thereon from the date of the  Executive’s Involuntary Termination through the payment date at an annual rate equal to Moody’s Rate.  The “Moody’s Rate” shall mean the average of the daily Moody’s Corporate Bond Yield Average – Monthly Average Corporates as published by Moody’s Investors Service, Inc. (or any successor) for the month next preceding the Date of Termination.  Any remaining payments due under the Agreement shall be paid as otherwise provided herein.

Section 11.

Nonexclusivity of Rights.  Nothing in this Agreement shall prevent or limit the  Executive’s continuing or future participation in any benefit, plan, program, policy or practice provided by the Company and for which the  Executive may qualify (except with respect to any benefit to which the  Executive has waived his or her rights in writing), including, without limitation, any and all indemnification arrangements in favor of the  Executive (whether under agreements or under the Company’s charter documents or otherwise), and insurance policies covering the  Executive, nor shall anything herein limit or otherwise affect such rights as the  Executive may have under any other contract or agreement entered into after the Effective Date with the Company.  Amounts which are vested benefits or which the  Executive is otherwise entitled to receive under any benefit, plan, policy, practice or program of, or any contract or agreement entered into with, the Company shall be payable in accordance with such benefit, plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.  At all times during the  Executive’s employment with the Company and thereafter, the Company shall provide (to the extent permissible under applicable law) the  Executive with indemnification and D&O insurance insuring the  Executive against insurable events which occur or have occurred while the  Executive was a director or the Executive officer of the Company, on terms and conditions that are at least as generous as that then provided to any other current or former director or the Executive officer of the Company or any Affiliate.  Such indemnification and D&O insurance shall be provided in a manner that complies with Treasury Regulation Section 1.409A-1(b)(10).

Section 12.

Full Settlement; Mitigation.  The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the  Executive or others, provided that nothing herein shall preclude the Company from separately pursuing recovery from the  Executive based on any such claim.  In no event shall the  Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts (including amounts for damages for breach) payable to the  Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the  Executive obtains other employment.

Section 13.

Dispute Resolution.

Any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or the interpretation of this Agreement or any arrangements relating to this Agreement or contemplated in this Agreement or the breach, termination or invalidity thereof shall be settled by final and binding arbitration administered by JAMS in San Diego, California in accordance with the then existing JAMS arbitration rules applicable to employment disputes (the “JAMS Rules”); provided that, notwithstanding any provision in such rules to the contrary, in all cases the parties shall be entitled to reasonable discovery.  In the event of such an arbitration proceeding, the  Executive and the Company shall select a mutually acceptable neutral arbitrator from among the JAMS panel of arbitrators.  In the event the  Executive and the Company cannot agree on an arbitrator, the arbitrator shall be selected in accordance with the then existing JAMS Rules.  Neither the  Executive nor the Company nor the arbitrator shall disclose the existence, content or results of any arbitration hereunder without the prior written consent of all parties, except to the extent necessary to enforce any arbitration award in a court of competent jurisdiction.  Except as provided herein, the Federal Arbitration Act shall govern the interpretation of, enforcement of and all proceedings under this agreement to arbitrate.  The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the state of California, or federal law, or both, as applicable, and the arbitrator is without jurisdiction to apply any different substantive law.  The arbitrator shall have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure.  The arbitrator shall render an award and a written, reasoned opinion in support thereof.  Judgment upon the award may be entered in any court having jurisdiction thereof.  The  Executive shall not be required to pay any arbitration fee or cost that is unique to arbitration or greater than any amount he or she would be required to pay to pursue his or her claims in a court of competent jurisdiction.

Section 14.

Executive’s Covenants.

(a)

Confidentiality.  The  Executive acknowledges that in the course of his or her employment with the Company, he or she has acquired non-public privileged or confidential information and trade secrets concerning the operations, future plans and methods of doing business (“Proprietary Information”) of the Company and its Affiliates; and the  Executive agrees that it would be extremely damaging to the Company and its Affiliates if such Proprietary Information were disclosed to a competitor of the Company and its Affiliates or to any other person or corporation.  The  Executive understands and agrees that all Proprietary Information has been divulged to the  Executive in confidence and further understands and agrees to keep all Proprietary Information secret and confidential (except for such information which is or becomes publicly available other than as a result of a breach by the  Executive of this provision or information the  Executive is required by any governmental, administrative or court order to disclose) without limitation in time.  In view of the nature of the  Executive’s employment and the Proprietary Information the  Executive has acquired during the course of such employment, the  Executive likewise agrees that the Company and its Affiliates would be irreparably harmed by any disclosure of Proprietary Information in violation of the terms of this paragraph and that the Company and its Affiliates shall therefore be entitled to preliminary and/or permanent injunctive relief prohibiting the  Executive from engaging in any activity or threatened activity in violation of the terms of this paragraph and to any other relief available to them.  Inquiries regarding whether specific information constitutes Proprietary Information shall be directed to the Company’s Senior Vice President, Public Policy (or, if such position is vacant, the Company’s then Chief Executive Officer); provided, that the Company shall not unreasonably classify information as Proprietary Information.

(b)

Non-Solicitation of Employees.  The  Executive recognizes that he or she possesses and will possess confidential information about other employees of the Company and its Affiliates relating to their education, experience, skills, abilities, compensation and benefits, and inter-personal relationships with customers of the Company and its Affiliates.  The  Executive recognizes that the information he or she possesses and will possess about these other employees is not generally known, is of substantial value to the Company and its Affiliates in developing their business and in securing and retaining customers, and has been and will be acquired by him or her because of his or her business position with the Company and its Affiliates.  The  Executive agrees that at all times during the  Executive’s employment with the Company and for a period of one (1) year thereafter, he or she will not, directly or indirectly, solicit or recruit any employee of the Company or its Affiliates for the purpose of being employed by him or her or by any competitor of the Company or its Affiliates on whose behalf he or she is acting as an agent, representative or employee and that he or she will not convey any such confidential information or trade secrets about other employees of the Company and its Affiliates to any other person; provided, however, that it shall not constitute a solicitation or recruitment of employment in violation of this paragraph to discuss employment opportunities with any employee of the Company or its Affiliates who has either first contacted the Executive or regarding whose employment the Executive has discussed with and received the written approval of the Company’s Vice President, Human Resources (or, if such position is vacant, the Company’s then Chief Executive Officer), prior to making such solicitation or recruitment.  In view of the nature of the  Executive’s employment with the Company, the Executive likewise agrees that the Company and its Affiliates would be irreparably harmed by any solicitation or recruitment in violation of the terms of this paragraph and that the Company and its Affiliates shall therefore be entitled to preliminary and/or permanent injunctive relief prohibiting the  Executive from engaging in any activity or threatened activity in violation of the terms of this paragraph and to any other relief available to them.

(c)

Survival of Provisions.  The obligations contained in Section 14(a) and Section 14(b) above shall survive the termination of the  Executive’s employment within the Company and shall be fully enforceable thereafter.  If it is determined by a court of competent jurisdiction in any state that any restriction in Section 14(a) or Section 14(b) above is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.

(d)

Release; Lump Sum Payment.  In the event of the  Executive’s Involuntary Termination,  if the  Executive (i) agrees to the covenants described in Section 14(a) and Section 14(b) above, (ii) executes a release (the “Release”) of all claims substantially in the form attached hereto as Exhibit A within fifty (50) days after the date of Involuntary Termination and does not revoke such Release in accordance with the terms thereof, and (iii) agrees to provide the consulting services described in Section 14(e) below, then in consideration for such covenants, the Company shall pay the  Executive, in one cash lump sum, an amount (the “Consulting Payment”) in cash equal to the greater of:  (X) 210% of the Executive’s Annual Base Salary as in effect on the Date of Termination, and (Y) the Executive’s Annual Base Salary as in effect on the Date of Termination, plus the Executive’s Average Annual Bonus.  Except as provided in this subsection, the Consulting Payment shall be paid on such date as is determined by the Company within the ten (10) day period commencing on the 60th day after the date of the Executive’s Involuntary Termination; provided, however, that if the  Executive is a Specified Employee on the date of the  Executive’s Involuntary Termination, the Consulting Payment shall be paid as provided in Section 10 hereof.  The  Executive shall have the right to elect to defer the Consulting Payment under the terms and conditions of the Company’s Deferred Compensation Plan.  Any such deferral election shall be made in accordance with Section 18(b) hereof.

(e)

Consulting.  If the  Executive agrees to the covenants described in Section 14(d) above,  then the  Executive shall have the obligation to provide consulting services to the Company as an independent contractor, commencing on the Date of Termination and ending on the second anniversary of the Date of Termination (the “Consulting Period”).  The  Executive shall hold himself available at reasonable times and on reasonable notice to render such consulting services as may be so assigned to him or her by the Board or the Company’s then Chief Executive Officer; provided, however, that unless the parties otherwise agree, the consulting services rendered by the  Executive during the Consulting Period shall not exceed twenty (20) hours each month; and, provided, further, that the consulting services rendered by the  Executive during the Consulting Period shall in no event exceed twenty percent (20%) of the average level of services performed by the  Executive for the Company over the thirty-six (36) month period immediately preceding the  Executive’s Separation from Service (or the full period of services to the Company, if the  Executive has been providing services to the Company for less than thirty-six (36) months).  The Company agrees to use its best efforts during the Consulting Period to secure the benefit of the  Executive’s consulting services so as to minimize the interference with the  Executive’s other activities, including requiring the performance of consulting services at the Company’s offices only when such services may not be reasonably performed off-site by the  Executive.

Section 15.

Legal Fees.

(a)

Reimbursement of Legal Fees.  Subject to subsection (b), in the event of the Executive’s Separation from Service either (1) prior to a Change in Control, or (2) on or within two (2) years following a Change in Control, the Company shall reimburse the  Executive for all legal fees and expenses (including but not limited to fees and expenses in connection with any arbitration) incurred by the  Executive in disputing any issue arising under this Agreement relating to the  Executive’s Separation from Service or in seeking to obtain or enforce any benefit or right provided by this Agreement.

(b)

Requirements for Reimbursement.  The Company shall reimburse the  Executive’s legal fees and expenses pursuant to subsection (a) above only to the extent the arbitrator or court determines the following:  (i) the  Executive disputed such issue, or sought to obtain or enforce such benefit or right, in good faith, (ii) the  Executive had a reasonable basis for such claim, and (iii) in the case of subsection (a)(1) above, the  Executive is the prevailing party.  In addition, the Company shall reimburse such legal fees and expenses, only if such legal fees and expenses are incurred during the twenty (20) year period beginning on the date of the Executive’s Separation from Service.   The legal fees and expenses paid to the  Executive for any taxable year of the  Executive shall not affect the legal fees and expenses paid to the  Executive for any other taxable year of the  Executive.  The legal fees and expenses shall be paid to the Executive on or before the last day of the Executive’s taxable year following the taxable year in which the fees or expenses are incurred.  The  Executive’s right to reimbursement of legal fees and expenses shall not be subject to liquidation or exchange for any other benefit.  Such right to reimbursement of legal fees and expenses shall be provided in a manner that complies with Treasury Regulation Section 1.409A-3(i)(1)(iv).  If the Executive is a Specified Employee on the date of the Executive’s Separation from Service, such right to reimbursement of legal fees and expenses shall be paid as provided in Section 10 hereof.

Section 16.

Successors.

(a)

Assignment by the Executive.  This Agreement is personal to the  Executive and without the prior written consent of Sempra Energy shall not be assignable by the  Executive otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by the  Executive’s legal representatives.

(b)

Successors and Assigns of Sempra Energy.  This Agreement shall inure to the benefit of and be binding upon Sempra Energy, its successors and assigns.  Sempra Energy may not assign this Agreement to any person or entity (except for a successor described in Section 16(c), (d) or (e) below) without the  Executive’s written consent.

(c)

Assumption.  Sempra Energy shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Sempra Energy to assume expressly and agree to perform the obligations and satisfy and discharge the liabilities of this Agreement in the same manner and to the same extent that Sempra Energy would have been required to perform the obligations and satisfy and discharge the liabilities under this Agreement if no such succession had taken place, and Sempra Energy shall have no further obligations and liabilities under this Agreement.  Upon such assumption, references to Sempra Energy in this Agreement shall be replaced with references to such successor.

(d)

Sale of Subsidiary.  In the event that (i) the Executive is employed by a direct or indirect subsidiary of Sempra Energy that is a member of the Sempra Energy Control Group, (ii) Sempra Energy, directly or indirectly through one or more intermediaries, sells or otherwise disposes of such subsidiary, and (iii) such subsidiary ceases to be a member of the Sempra Energy Control Group, then if, on the date such subsidiary ceases to be a member of the Sempra Energy Control Group, the Executive continues in employment with such subsidiary and the Executive does not have a Separation from Service, Sempra Energy shall require such subsidiary or any successor (whether direct or indirect, by purchase merger, consolidation or otherwise) to such subsidiary, or the parent thereof, to assume expressly and agree to perform the obligations and satisfy and discharge the liabilities under this Agreement in the same manner and to the same extent that Sempra Energy would have been required to perform the obligations and satisfy and discharge the liabilities under this Agreement, if such subsidiary had not ceased to be part of the Sempra Energy Control Group, and, upon such assumption, Sempra Energy shall have no further obligations and liabilities under the Agreement.  Upon such assumption, (i) references to Sempra Energy in this Agreement shall be replaced with references to such subsidiary, or such successor or parent thereof, assuming this Agreement, and (ii) subsection (b) of the definition of “Cause” and subsection (b) of the definition of “Good Reason” shall apply thereafter, as if a Change in Control had occurred on the date of such cessation.

(e)

Sale of Assets of Subsidiary.  In the event that (i) the Executive is employed by a direct or indirect subsidiary of Sempra Energy, and (ii) such subsidiary sells or otherwise disposes of substantial assets of such subsidiary to an unrelated service recipient, as determined under Treasury Regulation Section 1.409A-1(f)(2)(ii) (the “Asset Purchaser”), in a transaction described in Treasury Regulation Section 1.409A-1(h)(4) (an “Asset Sale”), then if, on the date of such Asset Sale, the Executive becomes employed by the Asset Purchaser, Sempra Energy and the Asset Purchaser shall specify, in accordance with Treasury Regulation Section 1.409A-1(h)(4), that the Executive shall not be treated as having a Separation from Service, and Sempra Energy shall require such Asset Purchaser, or the parent thereof, to assume expressly and agree to perform the obligations and satisfy and discharge the liabilities under this Agreement in the same manner and to the same extent that Sempra Energy would have been required to perform the obligations and satisfy and discharge the liabilities under this Agreement, if the Asset Sale had not taken place, and, upon such assumption, Sempra Energy shall have no further obligations and liabilities under the Agreement.  Upon such assumption, (i) references to Sempra Energy in this Agreement shall be replaced with references to the Asset Purchaser or the parent thereof, as applicable, and (ii) subsection (b) of the definition of “Cause” and subsection (b) of the definition of “Good Reason” shall apply thereafter, as if a Change in Control had occurred on the date of the Asset Sale.

Section 17.

Administration Prior to Change in Control.  Prior to a Change in Control, the Compensation Committee shall have full and complete authority to construe and interpret the provisions of this Agreement, to determine an individual’s entitlement to benefits under this Agreement, to make in its sole and absolute discretion all determinations contemplated under this Agreement, to investigate and make factual determinations necessary or advisable to administer or implement this Agreement, and to adopt such rules and procedures as it deems necessary or advisable for the administration or implementation of this Agreement.  All determinations made under this Agreement by the Compensation Committee shall be final and binding on all interested persons.  Prior to a Change in Control, the Compensation Committee may delegate responsibilities for the operation and administration of this Agreement to one or more officers or employees of the Company.  The provisions of this Section 17 shall terminate and be of no further force and effect upon the occurrence of a Change in Control.

Section 18.

Section 409A of the Code.

(a)

Compliance with and Exemption from Section 409A of the Code.  Certain payments and benefits payable under this Agreement (including, without limitation, the Section 409A Payments) are intended to comply with the requirements of Section 409A of the Code.  Certain payments and benefits payable under this Agreement are intended to be exempt from the requirements of Section 409A of the Code.  This Agreement shall be interpreted in accordance with the applicable requirements of, and exemptions from, Section 409A of the Code and the Treasury Regulations thereunder.  To the extent the payments and benefits under this Agreement are subject to Section 409A of the Code, this Agreement shall be interpreted, construed and administered in a manner that satisfies the requirements of Sections 409A(a)(2), (3) and (4) of the Code and the Treasury Regulations thereunder (subject to the transitional relief under Internal Revenue Service Notice 2005-1, the Proposed Regulations under Section 409A of the Code, Internal Revenue Service Notice 2006-79, Internal Revenue Service Notice 2007-78, Internal Revenue Service Notice 2007-86 and other applicable authority issued by the Internal Revenue Service).  As provided in Internal Revenue Notice 2007-86, notwithstanding any other provision of this Agreement, with respect to an election or amendment to change a time or form of payment under this Agreement made on or after January 1, 2008 and on or before December 31, 2008, the election or amendment shall apply only with respect to payments that would not otherwise be payable in 2008, and shall not cause payments to be made in 2008 that would not otherwise be payable in 2008.  If the Company and the  Executive determine that any compensation, benefits or other payments that are payable under this Agreement and intended to comply with Sections 409A(a)(2), (3) and (4) of the Code do not comply with Section 409A of the Code, the Treasury Regulations thereunder and other applicable authority issued by the Internal Revenue Service, to the extent permitted under Section 409A of the Code, the Treasury Regulations thereunder and any applicable authority issued by the Internal Revenue Service, the Company and the  Executive agree to amend this Agreement, or take such other actions as the Company and the  Executive deem reasonably necessary or appropriate, to cause such compensation, benefits and other payments to comply with the requirements of Section 409A of the Code, the Treasury Regulations thereunder and other applicable authority issued by the Internal Revenue Service, while providing compensation, benefits and other payments that are, in the aggregate, no less favorable than the compensation, benefits and other payments provided under this Agreement.  In the case of any compensation, benefits or other payments that are payable under this Agreement and intended to comply with Sections 409A(a)(2), (3) and (4) of the Code, if any provision of the Agreement would cause such compensation, benefits or other payments to fail to so comply, such provision shall not be effective and shall be null and void with respect to such compensation, benefits or other payments to the extent such provision would cause a failure to comply, and such provision shall otherwise remain in full force and effect.

(b)

Deferral Elections.  As provided in Sections 5(f), 6(h) and 14(d), the  Executive may elect to defer the Pre-Change in Control Severance Payment, the Post-Change in Control Severance Payment and the Consulting Payment as follows.    The  Executive’s deferral election shall satisfy the requirements of Treasury Regulation Section 1.409A-2(b) and the terms and conditions of the Deferred Compensation Plan.  Such deferral election shall designate the whole percentage (up to a maximum of 100%) of the Pre-Change in Control Severance Payment, the Post-Change in Control Severance Payment and the Consulting Payment to be deferred, shall be irrevocable when made, and shall not take effect until at least twelve (12) months after the date on which the election is made.  Such deferral election shall provide that the amount deferred shall be deferred for a period of not less than five (5) years from the date the payment of the amount deferred would otherwise have been made, in accordance with Treasury Regulation Section 1.409A-2(b)(1)(ii).

Section 19.

Miscellaneous.

(a)

Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to its principles of conflict of laws.  The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.  This Agreement may not be amended, modified, repealed, waived, extended or discharged except by an agreement in writing signed by the party against whom enforcement of such amendment, modification, repeal, waiver, extension or discharge is sought.  No person, other than pursuant to a resolution of the Board or a committee thereof, shall have authority on behalf of the Company to agree to amend, modify, repeal, waive, extend or discharge any provision of this Agreement or anything in reference thereto.

(b)

Notices.  All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed, in either case, to the Company’s headquarters or to such other address as either party shall have furnished to the other in writing in accordance herewith.  Notices and communications shall be effective when actually received by the addressee.

(c)

Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d)

Taxes.  The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e)

No Waiver.  The  Executive’s or the Company’s failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right the  Executive or the Company may have hereunder, including, without limitation, the right of the  Executive to terminate employment for Good Reason pursuant to Section 1 hereof, or the right of the Company to terminate the  Executive’s employment for Cause pursuant to Section 1 hereof shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(f)

Entire Agreement; Exclusive Benefit; Supersession of Prior Agreement.  This instrument contains the entire agreement of the  Executive, the Company or any predecessor or subsidiary thereof with respect to any severance or termination pay.  The Pre-Change in Control Severance Payment, the Post-Change in Control Severance Payment and all other benefits provided hereunder shall be in lieu of any other severance payments to which the  Executive is entitled under any other severance plan or program or arrangement sponsored by the Company, as well as pursuant to any individual employment or severance agreement that was entered into by the  Executive and the Company, and, upon the Effective Date of this Agreement, all such plans, programs, arrangements and agreements are hereby automatically superseded and terminated.  This Agreement supersedes the Prior Agreement in its entirety, effective as of the date hereof, and the Prior Agreement shall have no further force and effect.

(g)

No Right of Employment.  Nothing in this Agreement shall be construed as giving the  Executive any right to be retained in the employ of the Company or shall interfere in any way with the right of the Company to terminate the  Executive’s employment at any time, with or without Cause.

(h)

Unfunded Obligation.  The obligations under this Agreement shall be unfunded.  Benefits payable under this Agreement shall be paid from the general assets of the Company.  The Company shall have no obligation to establish any fund or to set aside any assets to provide benefits under this Agreement.

(i)

Termination upon Sale of Assets of Subsidiary.  Notwithstanding anything contained herein, this Agreement shall automatically terminate and be of no further force and effect and no benefits shall be payable hereunder in the event that (i) the Executive is employed by a direct or indirect subsidiary of Sempra Energy, and (ii) an Asset Sale (as defined in Section 16(e)) occurs (other than such a sale or disposition which is part of a transaction or series of transactions which would result in a Change in Control), and (iii) as a result of such Asset Sale, the  Executive is offered employment by the Asset Purchaser in an executive position with reasonably comparable status, compensation, benefits and severance agreement (including the assumption of this Agreement in accordance with Section 16(e)) and which is consistent with the  Executive’s experience and education, but the  Executive declines to accept such offer and the Executive fails to become employed by the Asset Purchaser on the date of the Asset Sale.

(j)

Term.  The term of this Agreement shall commence on the Effective Date and shall continue until the third (3rd) anniversary of the Effective Date; provided, however, that commencing on the second (2nd) anniversary of the Effective Date (and each anniversary of the Effective Date thereafter), the term of this Agreement shall automatically be extended for one (1) additional year, unless at least ninety (90) days prior to such date, the Company or the  Executive shall give written notice to the other party that it or he or she, as the case may be, does not wish to so extend this Agreement.  Notwithstanding the foregoing, if the Company gives such written notice to the  Executive less than two (2) years after a Change in Control, the term of this Agreement shall be automatically extended until the later of (A) the date that is one (1) year after the anniversary of the Effective Date that follows such written notice or (B) the second (2nd) anniversary of the Change in Control Date.

(k)

Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the  Executive and, pursuant to due authorization from its Board of Directors, the Company have caused this Agreement to be executed as of the day and year first above written.

SEMPRA ENERGY

/s/ G. Joyce Rowland

G. Joyce Rowland

Senior Vice President, Human Resources

June 29, 2011

Date

EXECUTIVE

/s/ Debra L. Reed

DEBRA L. REED

June 30, 2011

Date

EXHIBIT A

GENERAL RELEASE

This GENERAL RELEASE (the “Agreement”), dated ___________, is made by and between ______________________________, a California corporation (the “Company”) and  ___________________________ (“you” or “your”).

WHEREAS, you and the Company have previously entered into that certain Amended and Restated Severance Pay Agreement dated ____________, 200__ (the “Severance Pay Agreement”); and

WHEREAS, Section 14(d) of the Severance Pay Agreement provides for the payment of a benefit to you by the Company in consideration for certain covenants, including your execution and non-revocation of a general release of claims by you against the Company and its subsidiaries and affiliates.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, you and the Company hereby agree as follows:

ONE:  Your signing of this Agreement confirms that your employment with the Company shall terminate at the close of business on ____________, or earlier upon our mutual agreement.

TWO:  As a material inducement for the payment of the benefit under Section 14(d) of the Severance Pay Agreement, and except as otherwise provided in this Agreement, you and the Company hereby irrevocably and unconditionally release, acquit and forever discharge the other from any and all Claims either may have against the other.  For purposes of this Agreement and the preceding sentence, the words “Releasee” or “Releasees” and “Claim” or “Claims” shall have the meanings set forth below:

(a)

The words “Releasee” or “Releasees” shall refer to you and to the Company and each of the Company’s owners, stockholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, advisors, parent companies, divisions, subsidiaries, affiliates (and agents, directors, officers, employees, representatives, attorneys and advisors of such parent companies, divisions, subsidiaries and affiliates) and all persons acting by, through, under or in concert with any of them.

(b)

The words “Claim” or “Claims” shall refer to any charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, which you or the Company now, in the past or, except as limited by law or regulation such as the Age Discrimination in Employment Act (ADEA), in the future may have, own or hold against any of the Releasees; provided, however, that the word “Claim” or “Claims” shall not refer to any charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs actually incurred) arising under [identify severance, employee benefits, stock option, indemnification and D&O  and other agreements containing duties, rights obligations etc. of either party that are to remain operative].  Claims released pursuant to this Agreement by you and the Company include, but are not limited to, rights arising out of alleged violations of any contracts, express or implied, any tort, any claim that you failed to perform or negligently performed or breached your duties during employment at the Company, any legal restrictions on the Company’s right to terminate employees or any federal, state or other governmental statute, regulation, or ordinance, including, without limitation:  (1) Title VII of the Civil Rights Act of 1964 (race, color, religion, sex and national origin discrimination); (2) 42 U.S.C. § 1981 (discrimination); (3) 29 U.S.C. §§ 621–634 (age discrimination); (4) 29 U.S.C. § 206(d)(l) (equal pay); (5) 42 U.S.C. §§ 12101, et seq. (disability); (6) the California Constitution, Article I, Section 8 (discrimination); (7) the California Fair Employment and Housing Act (discrimination, including race, color, national origin, ancestry, physical handicap, medical condition, marital status, religion, sex or age); (8) California Labor Code Section 1102.1 (sexual orientation discrimination); (9) the Executive Order 11246 (race, color, religion, sex and national origin discrimination); (10) the Executive Order 11141 (age discrimination); (11) §§ 503 and 504 of the Rehabilitation Act of 1973 (handicap discrimination); (12) The Worker Adjustment and Retraining Act (WARN Act); (13) the California Labor Code (wages, hours, working conditions, benefits and other matters); (14) the Fair Labor Standards Act (wages, hours, working conditions and other matters); the Federal Employee Polygraph Protection Act (prohibits employer from requiring employee to take polygraph test as condition of employment); and (15) any federal, state or other governmental statute, regulation or ordinance which is similar to any of the statutes described in clauses (1) through (14).

THREE:  You and the Company expressly waive and relinquish all rights and benefits afforded by any statute (including but not limited to Section 1542 of the Civil Code of the State of California) which limits the effect of a release with respect to unknown claims.  You and the Company do so understanding and acknowledging the significance of the release of unknown claims and the waiver of statutory protection against a release of unknown claims (including but not limited to Section 1542).  Section 1542 of the Civil Code of the State of California states as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Thus, notwithstanding the provisions of Section 1542 or of any similar statute, and for the purpose of implementing a full and complete release and discharge of the Releasees, you and the Company expressly acknowledge that this Agreement is intended to include in its effect, without limitation, all Claims which are known and all Claims which you or the Company do not know or suspect to exist in your or the Company’s favor at the time of execution of this Agreement and that this Agreement contemplates the extinguishment of all such Claims.

FOUR:  The parties acknowledge that they might hereafter discover facts different from, or in addition to, those they now know or believe to be true with respect to a Claim or Claims released herein, and they expressly agree to assume the risk of possible discovery of additional or different facts, and agree that this Agreement shall be and remain effective, in all respects, regardless of such additional or different discovered facts.

FIVE:  You hereby represent and acknowledge that you have not filed any Claim of any kind against the Company or others released in this Agreement.  You further hereby expressly agree never to initiate against the Company or others released in this Agreement any administrative proceeding, lawsuit or any other legal or equitable proceeding of any kind asserting any Claims that are released in this Agreement.

The Company hereby represents and acknowledges that it has not filed any Claim of any kind against you or others released in this Agreement.  The Company further hereby expressly agrees never to initiate against you or others released in this Agreement any administrative proceeding, lawsuit or any other legal or equitable proceeding of any kind asserting any Claims that are released in this Agreement.

SIX:  You hereby represent and agree that you have not assigned or transferred, or attempted to have assigned or transfer, to any person or entity, any of the Claims that you are releasing in this Agreement.

The Company hereby represents and agrees that it has not assigned or transferred, or attempted to have assigned or transfer, to any person or entity, any of the Claims that it is releasing in this Agreement.

SEVEN:  As a further material inducement to the Company to enter into this Agreement, you hereby agree to indemnify and hold each of the Releasees harmless from all loss, costs, damages, or expenses, including without limitation, attorneys’ fees incurred by the Releasees, arising out of any breach of this Agreement by you or the fact that any representation made in this Agreement by you was false when made.

As a further material inducement to you to enter into this Agreement, the Company hereby agrees to indemnify and hold each of the Releasees harmless from all loss, costs, damages, or expenses, including without limitation, attorneys’ fees incurred by the Releasees, arising out of any breach of this Agreement by it or the fact that any representation made in this Agreement by it was knowingly false when made.

EIGHT:  You and the Company represent and acknowledge that in executing this Agreement, neither is relying upon any representation or statement not set forth in this Agreement or the Severance Agreement.

NINE:

(a)

This Agreement shall not in any way be construed as an admission by the Company that it has acted wrongfully with respect to you or any other person, or that you have any rights whatsoever against the Company, and the Company specifically disclaims any liability to or wrongful acts against you or any other person, on the part of itself, its employees or its agents.  This Agreement shall not in any way be construed as an admission by you that you have acted wrongfully with respect to the Company, or that you failed to perform your duties or negligently performed or breached your duties, or that the Company had good cause to terminate your employment.

(b)

If you are a party or are threatened to be made a party to any proceeding by reason of the fact that you were an officer or director of the Company, the Company shall indemnify you against any expenses (including reasonable attorneys’ fees; provided, that counsel has been approved by the Company prior to retention, which approval shall not be unreasonably withheld), judgments, fines, settlements and other amounts actually or reasonably incurred by you in connection with that proceeding; provided, that you acted in good faith and in a manner you reasonably believed to be in the best interest of the Company.  The limitations of California Corporations Code Section 317 shall apply to this assurance of indemnification.

(c)

You agree to cooperate with the Company and its designated attorneys, representatives and agents in connection with any actual or threatened judicial, administrative or other legal or equitable proceeding in which the Company is or may become involved.  Upon reasonable notice, you agree to meet with and provide to the Company or its designated attorneys, representatives or agents all information and knowledge you have relating to the subject matter of any such proceeding.  The Company agrees to reimburse you for any reasonable costs you incur in providing such cooperation.

TEN:  This Agreement is made and entered into in California.  This Agreement shall in all respects be interpreted, enforced and governed by and under the laws of the State of California and applicable Federal law.  Any dispute about the validity, interpretation, effect or alleged violation of this Agreement (an “arbitrable dispute”) must be submitted to arbitration in San Diego, California.  Arbitration shall take place before an experienced employment arbitrator licensed to practice law in such state and selected in accordance with the then existing JAMS arbitration rules applicable to employment disputes; provided, however, that in any event, the arbitrator shall allow reasonable discovery.  Arbitration shall be the exclusive remedy for any arbitrable dispute.  The arbitrator in any arbitrable dispute shall not have authority to modify or change the Agreement in any respect.  You and the Company shall each be responsible for payment of one-half (1/2) the amount of the arbitrator’s fee(s); provided, however, that in no event shall you be required to pay any fee or cost of arbitration that is unique to arbitration or exceeds the costs you would have incurred had any arbitrable dispute been pursued in a court of competent jurisdiction.  The Company shall make up any shortfall.  Should any party to this Agreement institute any legal action or administrative proceeding against the other with respect to any Claim waived by this Agreement or pursue any arbitrable dispute by any method other than arbitration, the prevailing party shall be entitled to recover from the non-prevailing party all damages, costs, expenses and attorneys’ fees incurred as a result of that action.  The arbitrator’s decision and/or award shall be rendered in writing and will be fully enforceable and subject to an entry of judgment by the Superior Court of the State of California for the County of San Diego, or any other court of competent jurisdiction.

ELEVEN:  Both you and the Company understand that this Agreement is final and binding eight (8) days after its execution and return.  Should you nevertheless attempt to challenge the enforceability of this Agreement as provided in Paragraph TEN or, in violation of that Paragraph, through litigation, as a further limitation on any right to make such a challenge, you shall initially tender to the Company, by certified check delivered to the Company, all monies received pursuant to Section 14(d) of the Severance Pay Agreement, plus interest, and invite the Company to retain such monies and agree with you to cancel this Agreement and void the Company’s obligations under Section 14(d) of the Severance Pay Agreement.  In the event the Company accepts this offer, the Company shall retain such monies and this Agreement shall be canceled and the Company shall have no obligation under Section 14(d) of the Severance Pay Agreement.  In the event the Company does not accept such offer, the Company shall so notify you and shall place such monies in an interest-bearing escrow account pending resolution of the dispute between you and the Company as to whether or not this Agreement and the Company’s obligations under Section 14(d) of the Severance Pay Agreement shall be set aside and/or otherwise rendered voidable or unenforceable.  Additionally, any consulting agreement then in effect between you and the Company shall be immediately rescinded with no requirement of notice.

TWELVE:  Any notices required to be given under this Agreement shall be delivered either personally or by first class United States mail, postage prepaid, addressed to the respective parties as follows:

To Company:

[TO COME]

Attn:  [TO COME]

To You:

______________________

______________________

______________________

THIRTEEN:  You understand and acknowledge that you have been given a period of forty-five (45) days to review and consider this Agreement (as well as statistical data on the persons eligible for similar benefits) before signing it and may use as much of this forty-five (45) day period as you wish prior to signing.  You are encouraged, at your personal expense, to consult with an attorney before signing this Agreement.  You understand and acknowledge that whether or not you do so is your decision.  You may revoke this Agreement within seven (7) days of signing it.  If you wish to revoke, the Company’s Vice President, Human Resources must receive written notice from you no later than the close of business on the seventh (7th) day after you have signed the Agreement.  If revoked, this Agreement shall not be effective and enforceable, and you will not receive payments or benefits under Section 14(d) of the Severance Pay Agreement.

FOURTEEN:  This Agreement constitutes the entire agreement of the parties hereto and supersedes any and all other agreements (except the Severance Pay Agreement) with respect to the subject matter of this Agreement, whether written or oral, between you and the Company.  All modifications and amendments to this Agreement must be in writing and signed by the parties.

FIFTEEN:  Each party agrees, without further consideration, to sign or cause to be signed, and to deliver to the other party, any other documents and to take any other action as may be necessary to fulfill the obligations under this Agreement.

SIXTEEN:  If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provisions or application; and to this end the provisions of this Agreement are declared to be severable.

SEVENTEEN:  This Agreement may be executed in counterparts.

I have read the foregoing General Release, and I accept and agree to the provisions it contains and hereby execute it voluntarily and with full understanding of its consequences.  I am aware it includes a release of all known or unknown claims.

DATED:  __________

__________________________________________

DATED:  __________

__________________________________________

You acknowledge that you first received this Agreement on [date].

_________________________